Exhibit 10.1

                                LICENSE AGREEMENT

      LICENSE AGREEMENT (this "Agreement") as of November 21, 2005 (the "Effective Date") by and between DREESEN'S ENTERPRISES, INC., a New York corporation ("Licensor"), and NEWTOWN LANE MARKETING, INCORPORATED, a Delaware corporation.

      A. Licensor has the exclusive rights to manufacture, market, package and promote doughnuts under the Licensed Mark (as that term is hereinafter defined) with respect to the Licensed Product (as that term is hereinafter defined).

      B. Licensor entered into a Master License Agreement (the "Master License") with Donut Licensing Company, LLC ("DLC") pursuant to which DLC acquired the exclusive right to manufacture, market, package and promote doughnuts under the Licensed Mark with respect to the Licensed Product (as that term is hereinafter defined) in the states of Pennsylvania and Florida, and provided DLC enters into a certain number of sublicenses within the initial term of its agreement, the territory covered by the Master License will include the entire United States, exclusive of Suffolk County, New York.

      C. Licensee desires to obtain a license to market and promote the Licensed Product using the Licensed Mark (as that term is hereinafter defined) and to grant sublicenses for the manufacture, sale, marketing and promotion of the Licensed Product using the Licensed Mark, within the Exclusive Territory (as hereinafter defined), and a non-exclusive sublicense to grant sublicenses for the manufacture, sale, marketing and promotion of the Licensed Product using the Licensed Mark, within the Non-exclusive Territory (as hereinafter defined, collectively with the Exclusive Territory, the "Territory"), and Licensor is willing to grant such rights and licenses to Licensee, all on the terms and subject to the conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the premises, the mutual promises set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee agree as follows:

      1. Definitions. The following definitions shall be applicable throughout this Agreement:

            1.1 The term "Licensed Mark" means the trademark "DREESEN'S FAMOUS DONUTS(R)", in the type style and type face set forth on Exhibit "A" hereto, unaccompanied by any additional word, mark or symbol except as otherwise specifically approved in writing by Licensor, in its sole discretion.

            1.2 The term "Licensed Product" means doughnuts manufactured, packaged, promoted and sold under the Licensed Mark made from certain ingredients and the secret original recipe created and developed by Rudolph S. DeSanti.

            1.3 The term "Exclusive Territory" means all of the states and territories within the United States except for Florida, Pennsylvania and Suffolk County, New York.

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            1.4 The term "Non-exclusive Territory" means the states of Florida and Pennsylvania.

            1.5 The term "Territory" means all of the states and territories within the United States except for Suffolk County, New York.

            1.6 The term "Initial Term" means the period of approximately two years commencing on the Effective Date and ending on December 31, 2007, unless sooner terminated as provided herein. "Term" means the Initial Term and any renewal or continuation thereof.

            1.7 The term "Start-up Kit" means a grouping of products consisting of the donut making machine known as the "Donut Robot," initial promotional materials and an initial supply of the Product Ingredients, as more fully described on Exhibit "B".

            1.8 The term "New Customers" means all sublicensees of Licensee which purchase Start-up Kits from Licensee during the term of this Agreement, but shall not include any of the customers identified on Exhibit "C", or any sublicensees who purchase Start-up Kits directly from Licensor.

      2. Granted Rights and Reservation.

            2.1 License Grant. Subject to the terms and provisions of this Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts:

                  (i) a non-exclusive right and license, during the Term of this
            Agreement, within the Territory, to market and promote the Licensed Product, to use the Licensed Mark in connection therewith, and with respect to advertising and promotion materials relating thereto

                  (ii) the sole and exclusive right and license in the Exclusive
            Territory and a non-exclusive right and license in the Non-Exclusive Territory, to grant non-exclusive, restricted sublicenses to third parties ("Sublicensees"), to manufacture, market, package, promote and make retail sales of the Licensed Product utilizing the Licensed Mark to consumers provided: (i) the sale of the Licensed Product by each Sublicensee shall be limited solely to a specified retail location, (ii) such retail location does not use the Licensed Mark to identify the retail location or form part of such Sublicensee's business or entity name, (iii) such retail location must offer other products and services for sale to consumers, (iv) the sale of the Licensed Product must constitute less than fifty (50%) percent of all products and services offered for sale at such retail location by such Sublicensee, (v) the term of each sublicense shall be for no more than 5 years and (vi) each sublicense shall provide that upon termination of this Agreement the sublicense shall become a direct agreement between the Sublicensee and Licensor except that Licensor shall not be liable for any obligation of Licensee thereunder.


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            2.2 Licensor's Reserved Rights. Excluded from the license granted herein are any and all rights granted by Licensor to DLC pursuant to the Master License or pursuant to the terms of certain license agreements between Licensor and the parties identified on Exhibit "C", annexed hereto, and the rights retained by Licensor and DLC to market, package and promote the Licensed Product and to use the Licensed Mark on or in connection with the Licensed Product, and advertising and promotion relating thereto, and to grant sublicenses within the Non-exclusive Territory. All rights other than those expressly granted by this Agreement are reserved by Licensor for its own use and benefit subject to the limitations expressly stated in this Agreement. The foregoing shall not be deemed to prohibit Licensee from exercising the rights granted in Section 2.1.

            It is understood and agreed that the sale of the Licensed Product in Suffolk County, New York, was reserved by Licensor and not subject to the provisions of this Agreement.

      3. Term and Renewal.

            3.1 Initial Term. The Initial Term of this Agreement, and of the license granted in it, will commence on the Effective Date of this Agreement and will continue for the Initial Term.

            3.2 Renewal Term. Licensee shall have the option to renew the Term of this Agreement for two (2) successive Renewal Terms of two (2) years each, consisting of the First Renewal Term and the Second Renewal Term. Licensee's option to renew this Agreement for each Renewal Term shall be exercisable only by notice to Licensor given not later than three (3) months prior to the conclusion of the then current Term. Such exercise shall be effective only if Licensee is in compliance with all the material terms and conditions of this Agreement at the time the option is exercised and upon the commencement of such renewal term and, provided Licensee has valid and existing sublicenses equal to or exceeding the following respective amounts:

            Current Term                Cumulative Number of Sublicenses
            ------------                --------------------------------

            Initial Term                              100

            First Renewal Term                        100

            *Exclusive of any existing licensees of the Licensor or DLC who become sublicensees of the Licensee.

      4. Licensed Product/Licensee's Obligations/Licensor's Obligations.

            4.1 Proprietary Mixture. Licensee acknowledges that the ingredients of the Licensed Product, the recipe for the doughnut mixture and the process of manufacture of the Licensed Product constitute Master Licensor's valuable proprietary confidential information and trade secrets. Licensee agrees to safeguard and not disclose and agrees to cause its Sublicensees to safeguard and no disclose such proprietary confidential information.


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            4.2 Product Ingredients. Licensee shall manufacture and shall require all Sublicensees to manufacture the Licensed Product using the following ingredients (the "Product Ingredients"):

                  (i) Dreesen's Famous Donut proprietary original recipe mixture (the "Mix");

                  (ii)  Dreesen's brand shortening ("Shortening"); and

                  (iii) Dreesen's brand of doughnut sugar for coating the
                        doughnuts ("Sugar").

            4.3 Start-up Kit Purchases.

                  4.3.1 Except as otherwise provided, all Start-up Kits to be used in connection with the manufacture and sale of the Licensed Product by Licensee and its Sublicensees shall be purchased by the Licensee from Licensor or such party as Licensor may designate. The initial price for the purchase of a Start-up Kit is set forth on Exhibit "B" annexed hereto. Prices for the Start-up Kits may be increased by Licensor, at any time, on no less than thirty (30) days prior notice to Licensee to reflect increases in the prices paid by Licensor for the components of the Start-up Kits. Prices do not include transportation and insurance costs or any federal, state or local sales, use or excise or other taxes which are to be paid by Licensee unless a Licensee provides Licensor with a valid resale certificate. The parties agree, on or about the first anniversary of the Effective Date of this Agreement, to review the situation with respect to Licensee's performance hereunder to determine whether it is appropriate to increase the amount paid to Licensor for the Start-up Kit.

                  4.3.2 Notwithstanding the provisions of Section 2.1(ii), Licensee agrees that Licensor may make direct sales of Start-up Kits to prospective sublicensees. In the case of such sales, such prospective sublicensees shall sign a sublicense agreement with Licensee and the obligations of the Licensor under this Agreement shall otherwise be applicable except that payment for the Start-up Kit shall be made directly to Licensor and Licensor shall pay to Licensee the sum of $1,000 for each such sublicense procured by Licensor.

                  4.3.3 Licensee shall provide Licensor with an ongoing three month forward looking rolling forecast with respect to Licensee's requirements of Start-up Kits. Licensee will provide such forecast based on commercially reasonable efforts but such forecast shall not obligate Licensee to pre-purchase, place orders or assume the cost for such forecasted Product Ingredients.

                  4.3.4 Payment for Start-up Kits shall be due and payable upon submission of a purchase order to Licensor. Unless otherwise approved by Licensor in advance, payment for Product Ingredients shall be due and payable upon delivery. All amounts past due shall incur interest at the rate of 1.5% per month or at the highest rate permitted by law, whichever


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      is less. Each shipment of Product Ingredient shall be considered a separate and independent transaction. All shipments and deliveries covered by a purchaser order shall at all times be subject to the credit approval of Licensor.

            4.4 Product Ingredient Purchases.

            4.4.1 Licensor shall directly sell to all Sublicensees such Product Ingredients as they may request for the manufacture of Licensed Product during and after the Term of this Agreement. Licensor shall pay to Licensee $2.50 for each box (30 lbs.) of Mix sold to New Customers after the Effective Date and for all reorders of each box of Mix by New Customers. If boxes are sold in sizes other than 30 lbs. the amount paid to Licensee will be adjusted appropriately so that Licensee is paid in respect of each box sold the greater of $2.50 or such portion of Licensor's gross margin on the sale of each box as $2.50 represents of the gross margin on a 30 lb. box. The payments by Licensor to Licensee on sales of Product Ingredients and other products provided for in this Section shall terminate upon expiration or termination of this Agreement.

            4.5 Licensed Product Materials.

            4.5.1 All advertising and the use of promotional materials, cartons, containers, wrapping material, display material or other materials (collectively referred to as "Materials") and bearing the Licensed Mark shall be subject to the prior written approval of Licensor, not to be unreasonably withheld or delayed.

            4.5.2 Fifty (50%) percent of the net profit derived from sales of promotional materials by Licensee shall be paid to Licensor. Licensee may sell such items to Sublicensees and third parties.

            4.6 Equipment. The Licensed Product shall be produced solely utilizing a machine known as the "Donut Robot." The "Donut Robot" machine shall be purchased or leased by each Sublicensee from Licensor. Licensor makes no representations or warranties with respect to the availability, use or operation of the "Donut Robot." The use of any other equipment in connection with the manufacture of the Licensed Product shall be subject to the prior written approval of Licensor, which approval shall be within the sole discretion of Licensor. Licensor reserves the right to designate another donut making machine in place of the "Donut Robot."

            4.7 Quality Standards. The Licensed Product may not be sold under any trademark or trade name other than the Licensed Mark, except that the Licensed Product's packaging may identify the Licensee or Sublicensee, as the case may be, as the source of such merchandise. Licensee shall be responsible for ensuring that the Licensed Product produced by Licensee and its Sublicensees and any actions undertaken by it and its Sublicensees satisfy all of the requirements of this Agreement. Licensee assumes all responsibility for any actions taken by Sublicensees relating to the use of the Licensed Mark and the manufacture, sale or distribution of the Licensed Product.


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            4.8 Commercially Reasonable Efforts. Licensee, from and after the execution of this Agreement, shall diligently proceed with and use commercially, reasonable efforts (i) to proceed with the manufacture, sale and marketing of the Licensed Product, (ii) to identify and enter into sublicense agreements with third parties for the manufacture and sale of the Licensed Product by such third party sublicensees, (iii) to create a demand for the Licensed Product and to increase and expand its business in the manufacture, sale and marketing of the Licensed Product in the Territory.

            4.9 Support. Licensor will provide New Customers and Licensee such marketing, customer and technical support as is reasonably required from time to time. Such support shall include shipment of Start-up Kits and Product Ingredients, assisting Licensee in the preparation of instructional materials relating to set-up and operation of the Donut Robot machine and manufacture of doughnuts and reasonable ongoing technical and sales support.

            4.10 Inquiries. Any inquiries received by Licensor or their representatives or agents regarding the sale of any of Licensed Product shall be forwarded to Licensee.

            4.11 Audit Procedures.

            4.11.1 Within fifteen (15) days after each calendar month, Licensee shall furnish or cause to be furnished to Licensor and Licensor shall furnish or cause to be furnished to Licensee, a written report covering such month showing, in the case of Licensee, the sales of Materials and the amount due Licensor in respect of the same in accordance with Subsection 4.5.2 (and the calculation of such amounts), and, in the case of Licensor, showing the amount of Product Ingredients other items and Start-up Kits sold by Licensor, Master Licensor, and the amount due Licensee in respect of the same in accordance with Subsections
4.3.2 and 4.4.1 (and the calculation of such amounts) and, in each case, withholding taxes, if any, required by law to be deducted in respect of such amounts. The report shall be accompanied by the payment of all monies due at that time.

            4.11.2 Each party shall have the right, at its own expense, for the period during which payments are due such party pursuant hereto and for one (1) year thereafter, to have an independent accountant to whom the other party has no reasonable objection examine the relevant books and records of account of the other party during normal business hours and no more than once during each calendar year, to verify the accuracy of the reports called for by this Section and to determine whether appropriate payment has been made by hereunder. If the report of either party's (the "Examiner") independent accountant shows an underpayment of amounts due, the other party (the "Payer") shall promptly remit the amount of such underpayment.

            4.12 Regulatory Matters; Compliance with Laws. Licensee shall be responsible for obtaining all necessary governmental approvals, registrations, consents, licenses and permits in connection with the rights and licenses granted to Licensee in this Agreement (collectively, "Approvals"), and complying with any all applicable statutory, administrative or regulatory requirements (collectively, "Laws") relating thereto.


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      5. Quality Assurance Procedures.

            5.1 Product Quality Standard and Review.

            5.1.1 Licensee agrees to manufacture, and to cause its Sublicensees to manufacture, the Licensed Product in accordance with the requirements of this Agreement. The Licensed Product shall consist of first quality, unadulterated food products, and will, in all material respects, conform to the standards established by Licensor.

            5.1.2 Any approval for a particular Product Ingredient once given may be withdrawn if it appears that such Product Ingredient does not conform to Licensor's standards as then in effect or in any other manner does not comply with this Agreement.

            5.1.3 If, at any time, Licensor shall make any changes to the Licensed Product, the particular ingredients constituting the Licensed Product, or the recipe for the Mix which shall require the withdrawal of approval of any ingredient previous1y approved by Licensor, Licensor shall notify Licensee that such approval has been withdrawn and the reasons therefor. Licensor shall give Licensee at least thirty (30) days notice of withdrawal, except if such withdrawal of approval is for health, legal or ethical reasons, in which event withdrawal of approval shall be effective upon the delivery of such notice. If such withdrawal of approval is for any reason other than health, legal or ethical reasons, Licensee and its Sublicensees can continue using existing Product Ingredients until such inventory is exhausted.

            5.2 Inspections. Licensor, or its designees, shall have the right (but not the obligation) at all reasonable times during normal business hours to inspect the operations of Licensee and its Sublicensees, with the view to assuring that the manufacture of the Licensed Product meet the quality standards set forth herein and that the Licensed Product is being sold in conformity with the provisions of this Agreement.

      6. Ownership and Use of Trademark.

            6.1 Trademark Ownership. All use of the Licensed Mark pursuant to this Agreement by Licensee and its Sublicensees will inure to the benefit of Licensor. All rights in the Licensed Mark other than those specifically granted in this Agreement are reserved to Licensor for its own use and benefit. Licensee recognizes the great value of the Licensed Mark to Licensor, and during the Term of this Agreement or thereafter, Licensee will not attack Licensor's title in and to the Licensed Mark or DLC's rights under the Master License in any jurisdiction or attack the validity of this license.

            6.2 Trademark Registrations. Licensor may, in its sole discretion and sole cost and expense, file applications for registration of the Licensed Mark for the Licensed Product, or amend existing registrations to cover such Licensed Product. Licensee will execute and deliver, and will cause its Sublicensees to execute and deliver, to Licensor, at any time whether during or after the Term of this Agreement, without charge, such documents, and will take


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such other action, as Licensor may reasonably request to confirm or protect the ownership rights of Licensor, to record this license, or to enter or terminate Licensee as a registered user. Licensor shall also, at its sole cost and expense, take all necessary actions to maintain trademark registrations of the Licensed Mark in full force and effect during the Term. Licensee shall not register or attempt to register the Licensed Mark in its own name or the name of any third party in the United States or elsewhere; in the event that any such registration issues, Licensee shall immediately assign or cause the assignment of all of Licensee's or such third party's right, title and interest in and to such registration to Licensor.

            6.3 Trademark Display and Marking. Licensee will display the Licensed Mark only in such form and manner as are specifically approved in writing by Licensor. Licensee will cause to appear on all Licensed Product, or on their containers, labels, tags and the like, and on all advertising, promotional and display materials, and on all stationery and transaction documents displaying the Licensed Mark, such legends, markings and notices as may be legally required in the territory of manufacture or sale or as Licensor may reasonably request.

            6.4 Prohibited Trademark Uses.Licensee will not use the Licensed Mark (i) as part of a trademark combining the Licensed Mark with another mark,
(ii) as a corporate name, trade name or any other designation to identify Licensee or any subsidiary or affiliate, or (iii) in any manner other than as a trademark.

            6.5 Enforcement Against Infringers. In the event that Licensee becomes aware of any activities or events which it suspects may constitute an infringement by one or more third parties of the rights granted to Licensee under this Agreement with respect to the Licensed Mark, Licensee shall promptly give notice to Licensor of such infringement. Licensor shall then have the right, in its sole discretion and at its expense, to take such actions as it may deem necessary and appropriate to protect and defend the rights granted in this Agreement, including, but not limited to, the institution of appropriate legal proceedings. If requested by Licensor, Licensee will join with Licensor in such actions or proceedings at Licensor's expense. Licensor shall be entitled to retain all monetary recoveries resulting from such actions or proceedings or their settlement. In the event that Licensor fails to take any action against an infringer after notice thereof from Licensee then Licensee may do so at Licensee's expense, and the monetary recoveries resulting from such actions or proceedings shall be retained by Licensee.

            6.6 Future Grants. For so long as this Agreement is in effect, Licensor shall not grant to any third party the right to grant sublicenses as provided in Section 2.1(ii) hereof.

      7. Representations and Warranties.

            7.1 Representations and Warranties by Licensor. Licensor hereby makes the following representations and warranties for the benefit of Licensee:

            7.1.1 Ownership of Licensed Assets. Licensor is the sole, true and lawful owner of the Licensed Mark. The Master License is in full force and effect.


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            7.1.2 No Third Party Rights. Except for Licensee, Licensor, DLC and
      the sublicensees identified on Exhibit "C", no person has any rights to use any of the Licensed Mark as a trademark.

            7.1.3 Licensor's Condition. Licensor is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York, and is duly qualified and is in good standing in each jurisdiction in which the nature of its business requires it to be so qualified.

            7.1.4 Licensor's Authority. Licensor has the power and authority to own its property and assets, to conduct its business as it is now being conducted, and, subject to the consent of DLC as to the provisions of this Agreement that conflict with those in the Master License, to execute and deliver this Agreement and to perform the transactions contemplated hereby.

            7.1.5 Effect of this Agreement. The execution, delivery and performance of this Agreement and the transactions contemplated hereby:
      (a) have been duly authorized by all necessary corporate action on the part of Licensor; (b) subject to the consent of Master Licensor as to the provisions of this Agreement that exceed or conflict with those in the Master License, do not contravene or cause Licensor to be in default under its charter or by-laws, any contractual restriction contained in any indenture, loan or credit agreement, lease, mortgage, security agreement, bond, note or other agreement or instrument binding on or affecting Licensor or its property or assets or any law, rule, regulation, order, writ, judgment, award, injunction or decree applicable to, binding on or affecting Licensor or its property or assets; and (c) do not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Licensor, except as expressly contained herein or pursuant to the documents attached as Exhibits hereto.

            7.1.6 No Other Consents Required. No consent of or other action by, and no notice to or filing with, any governmental agency or other party is required for the execution, delivery and performance by Licensor of this Agreement.

            7.1.7 Enforceability of this Agreement. This Agreement has been duly executed and delivered on behalf of Licensor and is the legal, valid and binding obligation of Licensor enforceable against Licensor in accordance with its terms.

            7.2 Representations and Warranties by Licensee. Licensee hereby makes the following representations and warranties for the benefit of Licensor:

            7.2.1 Licensee's Condition. Licensee is a corporation duly organized and validly existing under the laws of the State of Delaware, and is duly qualified and is in good standing in each jurisdiction in which the nature of its business requires it to be so qualified.


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            7.2.2 Licensee's Authority. Licensee has the power and authority to own its properties and assets, to conduct its business as it is now being conducted and to execute and deliver this Agreement to perform the transactions contemplated hereby.

            7.2.3 Effect of this Agreement. The execution, delivery and performance of this Agreement and the transactions contemplated hereby:
      (a) have been duly authorized by all necessary action on the party of Licensee; (b) do not contravene or cause Licensee to be in default under its articles of organization or operating agreement, any contractual restriction contained in any indenture, loan or credit agreement, lease, mortgage, security agreement, bond, note or other agreement or instrument binding on or affecting Licensee or its property or assets or any law, rule, regulation, order, writ, judgment, award, injunction or decree applicable to, binding on or affecting Licensee or its property or assets; and (c) do not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Licensee, except as expressly contained herein or pursuant to the documents attached as Exhibits hereto.

            7.2.4 No Other Consents Required. No consent of or other action by, and no notice to or filing with, any governmental agency or other party is required for the execution, delivery and performance by Licensee of this Agreement.

            7.2.5 Enforceability of this Agreement. This Agreement has been duly executed and delivered on behalf of Licensee and is the legal, valid and binding obligation of Licensee enforceable against Licensee in accordance with its terms.

      8. Confidentiality.

            8.1 All information, whether written, oral or in any other form or medium, provided and/or revealed to Licensee pursuant to this Agreement and/or otherwise relating to Licensor's and Master Licensor's business and affairs (collectively "Confidential Information") will be treated as confidential by Licensee and will not be used or disclosed to any person by Licensee, its mangers, officers, agents and employees, without the prior written consent of Licensor. All Confidential Information will be maintained by Licensee in confidence. Licensee will not disclose Confidential Information, or permit Confidential Information to be disclosed, to any person, except to the employees, agents or representatives of Licensee or to its Sublicensees, who need to know the Confidential Information, who are informed of the confidential nature of the Confidential Information and who agree to be bound to maintain its confidentiality. The obligation not to disclose Confidential Information will not apply to information that (i) is or becomes generally available to the public other than as a result of disclosure by Licensee or any of its Sublicensees, (ii) was readily available to Licensee on a non-confidential basis prior to disclosure, (iii) was in the Licensee's lawful possession as evidenced by records kept in the ordinary course of business or by proof of actual possession prior to Licensor's disclosure of such information to Licensee, (iv) becomes available to Licensee on a non-confidential basis from a source other


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than Licensor which source is not known by Licensee or by any legal, fiduciary or ethical constraints on disclosure, or (v) is required to be disclosed pursuant to order or decree of any judicial, administrative or other proper authority having jurisdiction over Licensee, in which case Licensee will give the Licensor notice prior to making disclosure, and if so requested to do so, will use all reasonable efforts to obtain an appropriate protective order or similar protection before making the disclosure.

      9. Indemnification / Insurance.

            9.1 Indemnification by Licensee. Licensee shall indemnify, defend and hold harmless Licensor and its officers, employees, representatives and agents, and its successors and assigns (collectively, the "Licensor Indemnified Parties"), from and against any and all costs, expenses, losses, damages and liabilities (including reasonable attorneys' fees and expenses) ("Damages") suffered by any of the Licensor Indemnified Parties resulting from, arising out of, relating to or incurred with respect to:

            9.1.1 any breach by the Licensee of this Agreement (including in respect of any representation or warranty of Licensee as of the Effective
      Date); and

            9.1.2 any suit, investigation, claim or demand by a third party against any Licensor Indemnified Party resulting from, arising out of, relating to or incurred with respect to the business, operations, conduct, acts or omissions of Licensee or Sublicensees, including (i) the use of the Licensed Mark, (ii) any failure by any such Person to comply with any applicable Law, (iii) acts or omissions constituting fraud, tortious conduct, unfair trade practices, negligence or willful misconduct, or resulting in damage or destruction of property, injury, death, loss or other damages of any kind and (iv) any agreement by or among Licensee and its Sublicensees or any other Person relating in any way to the Licensed Mark, including any termination thereof or breach thereof, except with respect to all of the foregoing for those Damages for which Licensor has an obligation to indemnify a Licensee Indemnified Party pursuant to the terms of Section 9.2.

            9.2 Indemnification by Licensor. Licensor shall indemnify, defend and hold harmless Licensee and its officers, employees, representatives and agents thereof, and Licensee's successors and assigns (collectively, the "Licensee Indemnified Parties"), from and against any and all Damages suffered by any of the Licensee Indemnified Parties resulting from, arising out of, relating to or incurred with respect to:

            9.2.1 any breach by Licensor of this Agreement (including in respect of any representation or warranty of Licensor as of the Effective Date);

            9.2.2 any claim whether in tort, contract or otherwise, by DLC that the execution and delivery of this Agreement, or the grant of the rights provided for herein in any way infringes upon or interferes with the rights granted to it in the Master License.

            9.2.2 any third-party claim against any Licensee Indemnified Party that the use of the Licensed Mark pursuant to this Agreement violates or infringes the trademark, copyright, right of publicity or privacy or other intellectual property rights of such third-party except to the extent resulting from, arising out of, relating to or incurred with respect to
      (i) any use of the Licensed Mark by any Person in breach of this Agreement or by any Sublicensee, (ii) any combination the Licensed Mark with any other mark or (iii) the provision of any product or service other than the Licensed Product under the Licensed Mark.

            9.3 Notification. If any demand, claim or suit is asserted or instituted with respect to which a party may be entitled to indemnification under the foregoing provisions, such party will give prompt notice thereof to the party who may be liable for indemnification, including full details to the extent known. The indemnified party will be entitled at its own expense to participate in the defense of such asserted demand, claim or suit.

            9.4 Insurance. Licensee shall maintain at its own expense in full force and effect at all times during which the License Product is being sold by Licensee and any of its Sublicensees, with recognized and responsible insurance carriers licensed to do business in the Territory, products liability insurance coverage with limits of liability of up to Two Million Dollars ($2,000,000.00) per accident or occurrence with respect to the manufacture, sale, marketing and promotion of the Licensed Product. Liability coverage under such insurance policy shall include but shall not be limited to claims resulting from accidents or occurrences arising out of any alleged defect in the Licensed Product. Such insurance shall be in such form and of such duration as shall insure against all accidents or occurrences occurring at all times during which the Licensed Product is being sold by Licensee, regardless of when claim may be made. Such insurance shall be for the benefit of and shall name as an additional insured Licensor, and its officers, directors and employees and shall provide at least thirty (30) days' prior written notice to Licensor of the cancellation or modification thereof. Contemporaneous with the execution and delivery of this Agreement, Licensee shall provide Licensor with a certificate of insurance from the insurance carrier setting forth the scope of coverage and limits of liability consistent with the requirements of this Section 9.4. Licensee's maintenance of the insurance coverage as provided herein shall not limit, excuse or replace any of Licensee's obligations under the provisions of Section 8.1 hereof, which shall remain absolute.

      10. Termination and Remedies upon Breach.

            10.1 Termination. Licensor, at its option and in its sole discretion, may immediately terminate this Agreement, upon or at any time after the occurrence of any of the following events ("Events of Default"):

            10.1.1 If Licensee fails to make any payment when due, Licensor may give Licensee written notice specifying the default. If the payment obligation is undisputed and Licensee does not cure the default within thirty (30) days after the giving of Licensor's notice, then except as otherwise provided in this Agreement, Licensor may terminate this Agreement, effective immediately, by giving a written notice of termination to Licensee at any time before the default has been cured. An underpayment of an amount due pursuant to Subsection 4.5.2 shall not be grounds for termination of this Agreement if the underpayment is made up within the period provided in Section 4.10.

            10.1.2 If Licensor believes that Licensee has committed a substantial breach of any material representation, warranty or covenant under this Agreement, other than a nonpayment default, then Licensor shall give Licensee written notice specifying the alleged breach in reasonable detail. Licensee will have sixty (60) days from the giving of Licensor's notice to cure the breach, or if it cannot be cured within that period, Licensee will be obligated to commence steps to cure the breach within that period and to proceed diligently to cure it thereafter. If Licensee fails or refuses to take the required steps to cure the breach, or if Licensee disputes Licensor's allegation of breach, the parties will promptly commence good faith negotiations to resolve the dispute. If these negotiations fail, the provisions of Section 10.2 below will apply.

            10.1.3 If Licensee files a petition in bankruptcy, is adjudicated a bankrupt or files a petition or otherwise seeks relief under or pursuant to any bankruptcy, insolvency or reorganization statute or proceeding, or if a petition in bankruptcy is filed against it or it becomes insolvent or makes an assignment for the benefit of its creditors or a custodian, receiver or trustee is appointed for it or a substantial portion of its business or assets.

            10.1.4 If there is a transfer or issuance of ownership interests of Licensee and as a result thereof any entity which competes with Licensor in the production and distribution of donuts, including but not limited to, Dunkin Donuts and Crispy Creme, owns or controls a majority of the outstanding stock of Licensee.

            10.2 Arbitration. Upon the demand of either party, the parties will submit to binding arbitration pursuant to this section any unresolved dispute under Section 10.1.2 above, or any other dispute concerning the construction, interpretation or effect of this Agreement or any clause contained in it. The arbitration will take place exclusively in New York, New York in accordance with the rules and regulations of the American Arbitration Association then in effect, subject however, to the following provisions: (a) the dispute will be submitted to three (3) arbitrators, of which one (1) will be appointed by Licensor and one (1) will be appointed by Licensee, and the third by the former two; and (b) all periods of time provided for in the American Arbitration Awards rules of less than thirty
      (30) days will be deemed extended to thirty (30) days. Any Arbitration Award will be final and conclusive and binding upon the parties without the right to Appellate review. Any Arbitration Award will not include the termination of this Agreement.

            10.3 Effect of Termination. Upon the expiration or earlier termination of this Agreement:

            10.3.1 The right of Licensee to manufacture, market, package and promote the Licensed Product and to use the Licensed Mark on or in connection with the Licensed Product shall immediately terminate.

            10.3.2 The right of Licensee to grant sublicenses shall immediately terminate; provided, however, the termination of the rights granted to Licensee pursuant to this Agreement will not terminate any Sublicenses granted by Licensee and Licensor shall be deemed to be substituted for Licensee as a sublicensor on all such Sublicenses; provided further, however, Licensor shall not be deemed to have assumed any obligation or claim by any Sublicensee against Licensee existing as of the date of termination of the licenses granted to Licensee pursuant to this Agreement.

            10.3.3 Licensee shall immediately deliver to Licensor a complete and accurate list of (i) all Sublicenses together with copies of same, and
      (ii) of Licensee's inventory of Product Ingredients. Licensee shall have the right to fulfill all orders from Sublicensees for Product Ingredients received by Licensee as of the date of termination but only to the extent of inventory available as of such date. Licensor shall purchase the remaining inventory of Product Ingredients at its cost, which sum shall first be applied to any obligation due from Licensee to Licensor, and the balance shall be paid to Licensee within ten (10) days of receipt and inspection of such remaining inventory.

            10.4 Surviving Obligations. The expiration or termination of this Agreement will not release Licensee from any previously accrued obligation and Licensee will remain bound by the provisions of this Agreement which by their terms impose upon Licensee obligations extending beyond the date of expiration or termination.

      11. Miscellaneous

            11.1 Assignment. Subject to the Licensee's right to grant Sublicenses in accordance with the provisions of Section 2.1(ii) hereof, this Agreement and the rights granted hereunder may not be assigned by Licensee without the prior written consent of Licensor, in the Licensor's absolute discretion.

            11.2 Binding Effect and Survival of Rights. This Agreement will benefit and bind the parties and their respective permitted successors and assigns.

            11.3 Notices. All notices, demands, requests and other communications required or permitted to be given by any provision of this Agreement will be in writing and sent by first class, regular, registered or certified mail, commercial delivery service, overnight courier, telegraph, telex, facsimile transmission, air or other courier, or hand delivery, to the party to be notified addressed as follows:

      If to Licensor:         Dreesen's Enterprises, Inc.
                              33 Newton Lane
                              East Hampton, New York 11937
                              Attention: Rudolph S. DeSanti

      With Required Copy to:  Cowan, Liebowitz & Latman, P.C.
                              1133 Avenue of the Americas
                              New York, New York 10036
                              Attention: Jeremy Nussbaum, Esq.

      If to Licensee:         Newton Lane Marketing Incorporated
                              c/o Eaton & Van Winkle
                              3 Park Avenue, 16th Floor
                              New York, New York 10016
                              Attention: Vincent J. McGill, Esq.

      With Required Copy to:  Eaton & Van Winkle, LLP
                              3 Park Avenue, 16th Floor
                              New York, NY 10016
                              Attention:  Vincent J. McGill, Esq.

            Any such notice, demand, request or communication will be deemed to have been given and received for all purposes under this Agreement: (a) the day it is deposited in any official depository or receptacle of the United States Postal Service first class certified mail, return receipt requested, postage prepaid; (b) on the date of transmission when delivered by facsimile transmission, (provided receipt is confirmed and such notice is promptly confirmed by notice given by some other means described herein); (c) on the next business day after the same is deposited with a nationally recognized overnight delivery service that guarantees overnight delivery; and (d) on the date of actual delivery to such party by any other means; provided, however, if the day such notice, demand, request or communication will be deemed to have been given and received as aforesaid is not a business day, such notice, demand, request or communication will be deemed to have been given and received on the next business day.

            Any party to this Agreement may change such party's address for the purpose of notice, demands, requests and communications required or permitted under this Agreement by providing written notice of such change of address to all of the parties by written notice as provided herein.

            11.4 Equitable Relief Including Injunction. The parties acknowledge that any breach of their respective obligations under this Agreement with respect to proprietary rights or confidential information will cause immediate irreparable injury for which there are inadequate remedies at law, and therefore, notwithstanding the provisions of Section 10.2 hereof, the injured or potentially injured party will be entitled to equitable relief, specifically including an injunction, without having to post bond, prohibiting the breaching or potential breaching party from any further breach or potential breach, in addition to all other remedies provided by this Agreement or available at law.

            11.5 Limitation of Remedies. Neither of the parties hereto shall be liable to the other party for any indirect, special, incidental, consequential, exemplary or punitive damages, or for lost profits, unrealized expectations or other similar terms, claimed by such other party resulting from such first party's breach of its obligations, agreements, representations or warranties hereunder, provided that nothing in this Section 11.5 shall preclude any recovery by a party entitled to indemnification pursuant to Article 9 for such Damages payable to any third party as a result of a third party claim.

            11.6 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSED MARK AND THE OTHER MATTERS CONTEMPLATED BY THIS AGREEMENT, INCLUDING (I) ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, (II) ANY WARRANTY WITH RESPECT TO THE VALIDITY OR ENFORCEABILITY OF, OR OF ANY NON-INFRINGEMENT RELATING TO, THE USE OF ANY LICENSED MARK IN CONNECTION WITH ANY AUTHORIZED ANCILLARY SERVICE AND (III) ANY WARRANTY ARISING THROUGH COURSE OF DEALING OR USAGE OF TRADE.

            11.7 Incorporation. All exhibits and schedules attached hereto, or to be attached hereto, and all other agreements and instruments referred to herein are hereby incorporated by reference into this Agreement as fully as if copied herein verbatim.

            11.8 Further Assurances. The parties further agree that, upon request, they will do such further acts and deeds and will execute, acknowledge, deliver and record such other documents and instruments as may be reasonably necessary from time to time to evidence, confirm or carry out the intent and purpose of this Agreement.

            11.9 Lawful Authority.If any party executing this Agreement is a corporation or limited liability company, the individual executing on behalf of the corporation or limited liability company hereby personally represents and warrants to all other parties that he/she has been fully authorized to execute and deliver this Agreement on behalf of (a) the corporation pursuant to a duly adopted resolution of its Board of Directors, or by virtue of its bylaws; or (b) the limited liability company pursuant to a duly adopted resolution of its members or by virtue of its operating agreement.

            11.10 Attorney's Fees. If any legal action or other proceeding (including arbitration pursuant to this Agreement) is brought for the enforcement of this Agreement, including the enforcement of the indemnification provisions contained in Section 9, or because of any alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement and such action is successful, the prevailing parties will be entitled to recover reasonable attorney's fees, court costs and all reasonable expenses, even if not taxable or assessable as court costs (including, without limitation, all such fees, costs and expenses incident to appeal) incurred in that action or proceeding in addition to any other relief to which such party may be entitled.

            11.11 Waivers and Consents.

            11.11.1 Each and every waiver of any covenant, representation, warranty or other provision of this Agreement must be in writing and signed by each party whose interests are adversely affected by such waiver.

            11.11.2 No waiver granted in any one instance will be construed as a continuing waiver applicable in any other instance.

            11.11.3 No waiver by any party to this Agreement to or of any breach or default by any other party to this Agreement in the performance by such other party of its obligations hereunder will be deemed or construed to be a waiver of any breach or default of any other party of the same or any subsequent obligations hereunder.

            11.11.4 Failure on the part of any party to this Agreement to complain of any act or failure to act of any party to this Agreement or to declare such party in default, irrespective of how long such failure continues, will not constitute a waiver by the non-defaulting parties of their rights hereunder.

            11.11.5 Each and every consent by any party to this Agreement must be in writing signed by the party to be bound thereby. No consent will be deemed or construed to be a consent to any action except as described in such writing.

            11.12 Section Headings, Gender and "Person". The Section headings contained in this Agreement are for reference purposes only and will not affect the interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular, or plural, and any other gender, masculine, feminine or neuter, as the context requires. Any reference to a "person" herein shall include any individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization of any other entity.

            11.13 Governing Law. This Agreement will be governed in all respects, including validity, interpretation and effect by, and will be enforceable in accordance with, the internal laws of the State of New York, without regard to conflicts of laws principles.

            11.14 Severability. If any provision of this Agreement is held to be unlawful, invalid or unenforceable under present or future laws effective during the term hereof, such provision will be fully severable, and this Agreement will be construed and enforced without giving effect to such unlawful, invalid or unenforceable provision. Furthermore, if any provision of this Agreement is capable of two (2) constructions, one of which would render such provision void, and the other which would render such provision valid, then the provision will have the meaning which renders it valid.

            11.15 Counterpart Execution. This Agreement may be executed in multiple counterparts, each one of which will be deemed and original, but all of which will be considered together as one and the same instrument. Further, in making proof of this Agreement, it will not be necessary to produce or account for more than one (1) such counterpart. Execution by party of a signature page hereto will constitute due execution and will create a valid, binding obligation of the party so signing, and it will not be necessary or required that the signatures of all parties appear on a single signature page hereto.

            11.16 Amendments. Each and every modification and amendment of this Agreement must be in writing and except as otherwise provided herein, signed by all the parties hereto.

            11.17 Entire Agreement.This Agreement contains the entire agreement between the parties regarding the subject matter hereof. Any prior agreements, discussions or representations not expressly contained herein, and no party has relied on any such prior agreements, discussions or representations as an inducement to the execution hereof.

            11.18 Relationship of the Parties.

            11.18.1 The parties acknowledge that neither Licensee nor any sublicensee has been asked by Licensor to pay a direct or indirect franchise fee to Licensor. The parties further acknowledge that is not the intent of the parties that Licensor enter into a franchise relationship with Licensee or any of its sublicensees, and such rights as Licensor is provided by this Agreement are for the purpose of maintaining the integrity and value of the Licensed Mark, and such rights do not, and are not intended to, permit Licensor to control the business operations of Licensee or any of its sublicensees, notwithstanding that some sublicensees may be franchisees of Licensee.

            11.18.2 The parties further acknowledge and agree that this Agreement does not create a fiduciary relationship between the parties, and each party hereto shall be an independent contractor. The parties are not partners, joint venturers, or agents or in a franchisor-franchisee relationship and nothing in this Agreement is intended by the parties to create, nor shall be construed to place them in, any such relationship.

                          [Signature on following page]

                          COUNTERPART SIGNATURE PAGE TO
                                LICENSE AGREEMENT

                                            LICENSOR:

                                            DREESEN'S ENTERPRISES, INC.


                                            By: /s/ Rudolph S. DeSanti, Sr.
                                                --------------------------------
                                            Name:  Rudolph S. DeSanti, Sr.
                                            Title: President

                                            LICENSEE:

                                            NEWTON LANE MARKETING,
                                            INCORPORATED


                                            By: /s/ Richard M. Cohen
                                                --------------------------------
                                            Name:  Richard M. Cohen
                                            Title: Chief Executive Officer

                                   Exhibit "A"

                                  Licensed Mark

                                   Exhibit "B"

                                  Start-Up Kit

Item                                 Quantity                Amount due Licensor
----                                 --------                -------------------
"Donut Robot" Mark II Machine           1
Mix (30 lb. box)                        4
Shortening (50 lb. box)                 3
Sugar (30 lb. box)(Cinnamon)            1
Sugar (30 lb. box )(Powdered)           1
Shortening Reserve Tank                 1
7-Quart Mixer                           1
Sheet Pan (18-1/2 x 24)                 2
Window Sign                             1
Donut Apron                             1
Donut Hat                               1
Donut T-Shirt                           1                            -----------
                                                                          $9,000

                                   Exhibit "C"

                  Dreesen's Famous Donuts(R) Existing Licensees

--------------------------------------------------------------------------------
Dreesen's Famous Donuts          Scoop Du Jour
Corporate Office                 35 Newtown Lane
33 Newtown Lane                  East Hampton, NY 11937
East Hampton, NY 11937
--------------------------------------------------------------------------------
Bagel Buoy                       ABA International
Box 1197
Sag Harbor, NY 11963
--------------------------------------------------------------------------------
Robert Berkley                   Carversville General Store
                                 6208 Fleecydale Road
                                 Carversville, PA 18913
--------------------------------------------------------------------------------
Tiny Winy Donuts                 Heartland Brewery
65-24 162nd Street               Empire State Building
Flushing, NY 11365               350 Fifth Avenue
                                 New York, NY 10118
--------------------------------------------------------------------------------
Baltizar                         The Hole Scoop
80 Spring Street                 2777 Dixwell Avenue
New York, NY 10012               Hamden, CT 06518
--------------------------------------------------------------------------------
Homer's Variety                  Volume Services America
64 Brunell Avenue                d/b/a Certerplate Food Services
Lenox, MA 01240                  Jacob Javits Center
                                 655 West 34th Street
                                 New York, NY 10001
--------------------------------------------------------------------------------
LIC Restaurant Group             The Milk Pail
4231 9th Street                  757 Mecox Road
Long Island City, NY 11101       Water Mill, NY 11976
--------------------------------------------------------------------------------
Ottomanelli's                    Port City Java (3 locations)
1549 York Avenue                 10 South Main Street
New York, NY 10028               Greenville, SC 29601
--------------------------------------------------------------------------------
Eric Reddin                      Ronnie's Deli
"Gonuts For Donuts"              Box 160
                                 Main Street
                                 Montauk, NY 11954
--------------------------------------------------------------------------------
Route 22 Restaurant              The Sandwich Club
55 Old Route 22                  Hazelwood Drive
Armonk, NY 10504                 Westhampton, NY
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
The Tavern on the Green          Woodside Farms
76th Street & Central Park West  70 Woodside Lane
New York, NY 1002_               Laurel, NY 119__
--------------------------------------------------------------------------------
Tom Bailey's Market              Sunset Beach Restaurant
132 Third Avenue                 Sunset Beach
Spring Lake, NJ 07762            Shelter Island, NY
--------------------------------------------------------------------------------
"75" Main                        Metropolitan Food Service
Main Street                      The City College of the City of New York
Southampton, NY 11969            St. Nicholas Avenue
                                 New York, NY
--------------------------------------------------------------------------------
Metropolitan Food Service        Centerplate Food Service
Long Island City, NY             New York, NY
--------------------------------------------------------------------------------
Dearie's                         Gourmet Garage
Newark Valley, NY                New York, NY
--------------------------------------------------------------------------------
Cortland College                 Damerons Market
                                 2962 River Road W
                                 Goochland, VA 23063
--------------------------------------------------------------------------------
Bloominglade's                   Dock'N Donuts
Corporate Testing - Up to 20     Princeton Junction, NJ
locations
--------------------------------------------------------------------------------
Suncoast Resort and Hotel        Mariani's Garden Market
St. Petersburg, FL               Greenwich, CT
--------------------------------------------------------------------------------
American Brasserie               United States Military Academy
92nd Street & Madison Avenue     West Point, NY plus Fort Dix, NJ and two New
New York, NY                     England military locations
--------------------------------------------------------------------------------
Kevin Rambold                    WCI - The Colony, Golf and Country Club
Manchester, VT                   Bonita Springs, FL and up to 17 other club
                                 locations
--------------------------------------------------------------------------------

                                   Exhibit "D"

             Initial Product Ingredient Price List and Compensation

Item                            Quantity                     Amount due Licensee
----                            --------                     -------------------
Mix                           30 lb. Box                            $2.50